UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):	November 8, 2006

HOMEBANC CORP.
(Exact Name of Registrant as Specified in Charter)

Georgia	001-32245	20-0863067
(State or Other Jurisdiction of Incorporation)	(Commission File Number	(IRS Employer Identification Number)

2002 Summit Boulevard, Suite 100, Atlanta, Georgia		30319
(Address of Principal Executive Offices)		(Zip Code)

Registrant's Telephone Number, including area code:	(404) 459-7400

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On November 8, 2006, HomeBanc Corp. (“HomeBanc”) entered into an employment agreement (the “Employment Agreement”) with John Kubiak, HomeBanc’s Executive Vice President and Chief Investment Officer. The material terms of the Employment Agreement are described below:

Term.    The Employment Agreement is for an initial term extending until October 31, 2008. Beginning on October 31, 2007, and on each October 31 thereafter, the agreement will be automatically extended for an additional one-year period, but either HomeBanc or the Mr. Kubiak may cause the agreement to cease to extend automatically by giving notice to the other party at least 90 days prior to any October 31 renewal date.

Salary and Benefits.     Under the terms of the Employment Agreement, Mr. Kubiak is entitled to a base annual salary (subject to annual review and increases for merit performance) of $250,000 and is entitled to participate in all incentive, savings, retirement and welfare benefit plans generally made available to our senior executive officers. Mr. Kubiak is entitled to participate in our executive bonus plan, pursuant to which he will have an opportunity to earn an annual cash bonus based upon achievement of performance goals established by the compensation committee of our board of directors. In addition, Mr. Kubiak is entitled to fringe benefits generally made available to our senior executive officers.

Termination.     The Employment Agreement may be terminated by HomeBanc at any time with or without “cause” (as defined therein), or by Mr. Kubiak with or without “good reason” (as defined therein). The Employment Agreement also terminates upon the death, disability or retirement of Mr. Kubiak. Depending on the reason for the termination and when it occurs, Mr. Kubiak will be entitled to certain severance benefits, as described below. If Mr. Kubiak’s employment is terminated by HomeBanc other than for cause or disability, or if Mr. Kubiak resigns for good reason, he will be entitled to unpaid base salary, prorated annual bonus and accrued benefits through the termination date plus a severance amount equal to one times his base salary and the greater of his average annual bonus earned for the two fiscal years preceding the termination or his target annual bonus for the year of termination (or 1.5 times if such termination follows within two years of a change of control, as defined therein) (such payments are collectively referred to as the “Accrued Obligations”). HomeBanc will also provide Mr. Kubiak with (1) welfare benefit plan coverage following such termination for one year (or 1.5 years if such termination follows within two years of a change of control), and (2) outplacement services for a period of one year. In addition, if Mr. Kubiak is terminated for a reason other than cause or disability or resigns for good reason, all of his stock options and other equity awards will become immediately vested and exercisable.

If Mr. Kubiak is terminated for cause or if he resigns without good reason, he will be entitled to his accrued salary and benefits through the date of termination. If Mr. Kubiak’s employment is terminated by reason of his death, disability or retirement, he (or his estate, as applicable) will be entitled to his accrued salary, a prorated target bonus, and any accrued benefits and disability or retirement benefits that may apply.

The Employment Agreement provides that Mr. Kubiak will be entitled to a tax gross-up payment from HomeBanc to cover any excise tax liability he may incur as a result of payments or benefits, but such gross-up payment will be made only if the after-tax benefit to Mr. Kubiak of such tax gross-up is at least $50,000. If not, the benefits would be reduced to an amount that would not trigger the excise tax.

Restrictive Covenants. Mr. Kubiak has greed in his Employment Agreement not to disclose confidential information or compete with HomeBanc, and not to solicit HomeBanc’s customers or recruit HomeBanc’s employees, for a period of 12 months following the termination of his employment.

A copy of the Employment Agreement has been filed as Exhibit 10.11(iv) to HomeBanc’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 and is incorporated herein by this reference.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits.

10.1

Employment Agreement between John Kubiak and HomeBanc Corp. dated as of November 8, 2006 (Filed as Exhibit 10.11(vi) to HomeBanc's Quarterly Report on Form 10-Q, dated September 30, 2006, as filed with the Commission on November 9, 2006, Commission File No. 001-32245, and incorporated herein by this reference thereto).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	November 9, 2006

HOMEBANC CORP.

		By:	/s/ CHARLES W. MCGUIRE
		Name:	Charles W. McGuire
		Title:	Executive Vice President, General Counsel & Secretary